EXHIBIT 99.1

January 29, 2019 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 4th Quarter and Record Fiscal Year Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended December 31, 2019, of $3,856,000, an increase of $2,958,000 from the $898,000 earned for the fourth quarter of 2017.   Earnings per share for the fourth quarter of 2018 were $.82 compared to $.19 for the prior year fourth quarter.  For the year ended December 31, 2018, net income totaled $11,944,000, a 59.1 percent increase from net income of $7,509,000 for the year ended December 31, 2017.  Earnings per share were $2.53 for 2018 versus $1.60 for 2017.  Return on average assets and return on average equity were 1.12 percent and 10.63 percent, respectively, for the year ended December 31, 2018, compared to .74 percent and 6.95 percent, respectively, for the same period in the prior year.

Thomas E. Wiseman, president and CEO of Ohio Valley Banc Corp., commented, “The last quarter of 2018 signaled growth for OVBC.  Not only in commercial loans as you will see in our earnings release, but physical growth as well as we began construction on two new locations: OVB on the Square and OVB Bend Area Office.  OVB on the Square is our project to reclaim one of the bank’s first locations and outfit it to become our new headquarters.  The OVB Bend Area Office is a new branch location, estimated to open in the first half of 2019.  We look forward to better serving the Meigs/Mason area with convenient drive-thru lanes and a modern, comfortable office.”

For the fourth quarter of 2018, net interest income increased $284,000, and for the year ended December 31, 2018, net interest income increased $1,993,000, from the same respective periods last year.  Positively impacting net interest income was the growth in earning assets.  For the year ended December 31, 2018, average earning assets increased $51 million from the same period the prior year.  The growth in average earning assets was primarily attributable to an increase in balances being maintained at the Federal Reserve and from the loan portfolio.  The $30 million increase in average balances being maintained at the Federal Reserve was related to the growth in average deposits exceeding the growth in average loans, partially due to an increase in seasonal deposit balances associated with clearing tax refunds.  This increase in average balance, when coupled with the 100 basis point increase in short-term interest rates since December 31, 2017, generated an additional $1,017,000 in year-to-date interest income.  For the year ended December 31, 2018, average loans increased $21 million from the same period last year, led by growth within the commercial loan segment.  For the year ended December 31, 2018, interest and fees on loans increased $2,183,000 from the same period last year.  For the year ended December 31, 2018, the net interest margin was 4.43 percent, compared to 4.49 percent for the same period the prior year.  The decrease in net interest margin was related to the higher balances maintained at the Federal Reserve, which diluted the net interest margin due to the yield on those balances being less than other earning assets, such as loans and securities.

For the three months ended December 31, 2018, the provision for loan losses decreased $1,299,000, and for the year ended December 31, 2018, the provision for loan losses decreased $1,525,000, from the same respective periods in 2017.  For the three months ended December 31, 2018, the negative provision for loan loss expense of $656,000 was primarily related to the improvement in certain economic risk factors contributing to lower general reserves.  During the fourth quarter, the level of classified loans, or those loans demonstrating financial weakness, declined from the prior quarter due to the improvement in financial performance by certain loan relationships.  In addition, our historical loss rates on loans, overall loan delinquency, and regional unemployment improved from the prior quarter.  In association with these lower risk factors, the general reserves required for the allowance for loan losses decreased.  For the year ended December 31, 2018, the provision for loan losses incurred of $1,039,000 was primarily related to year-to-date net loan charge-offs of $1,810,000, which was partially offset by lower general reserves in relation to the improved risk factors experienced in the fourth quarter.  The ratio of nonperforming loans to total loans was 1.25 percent at December 31, 2018 compared to 1.36 percent at December 31, 2017.  The allowance for loan losses was .87 percent of total loans at December 31, 2018, compared to .97 percent at December 31, 2017.

For the three months ended December 31, 2018, noninterest income totaled $1,397,000, a decrease of $531,000 from the same period last year.  Noninterest income totaled $8,938,000 for the year ended December 31, 2018, a decrease of $497,000 from the same period last year.  Contributing to the decrease for the quarter and part of the year-to-date was the loss on sale of other real estate owned, which increased $539,000 for the quarter and increased $370,000 for the year.  The primary contributor was the liquidation of one foreclosed property during the fourth quarter of 2018, which resulted in a loss on sale of $594,000.  Further contributing to the year-to-date decrease was income on bank owned life insurance.  In conjunction with various benefit plans for directors and key employees, the Company maintains an investment in bank owned life insurance.  During 2017, the Company received life insurance proceeds of $514,000, which contributed to the $509,000 decrease in bank owned life insurance income for 2018.  For the year ended December 31, 2018, tax refund processing fees totaled $1,579,000, a decrease of $113,000 from the same period the prior year.  The decrease was related to the lower per item fee received by the Company under the contract with the third-party tax refund product provider.  Partially offsetting the decreases above was the increase in interchange income earned from debit and credit transactions.  For the year ended December 31, 2018, interchange income increased $286,000 from the same period last year in relation to the growth in number of cards issued and higher transaction volume.

For the three months ended December 31, 2018, noninterest expense totaled $8,183,000, an increase of $47,000 from the same period last year.  For the year ended December 31, 2018, noninterest expense totaled $37,426,000, an increase of $817,000, or 2.2 percent, from the same period last year.  The Company’s largest noninterest expense, salaries and employee benefits, increased $130,000 as compared to the fourth quarter of 2017 and increased $1,382,000 as compared to the year ended December 31, 2017.  The increase was primarily related to annual merit increases and higher health insurance expense.  Partially offsetting the year-to-date increase above was lower expense associated with foreclosed assets and lower marketing expense, which decreased $261,000 and $257,000, respectively, from the year ended December 31, 2017.

For the year ended December 31, 2018, income tax expense totaled $2,255,000, a decrease of $2,231,000 from the same period last year.  As part of the Tax Cuts and Jobs Act, which was enacted on December 22, 2017, the Company’s statutory federal income tax rate was reduced from 34 percent to 21 percent resulting in lower tax expense.  In addition, during the fourth quarter of 2017, the Company recorded a one-time charge of $1,783,000 to revalue the Company’s net deferred tax asset in accordance with the tax rate change.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 19 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (ii) competitive pressures;  (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and Part II. Item 1.A. “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarterly periods ended June 30, 2018 and September 30, 2018, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2018	2017	2018	2017
PER SHARE DATA
Earnings per share	$0.82	$0.19	$2.53	$1.60
Dividends per share	$0.21	$0.21	$0.84	$0.84
Book value per share	$24.87	$23.26	$24.87	$23.26
Dividend payout ratio (a)	25.77%	109.75%	33.20%	52.36%
Weighted average shares outstanding	4,737,193	4,697,592	4,725,971	4,685,067

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$173	$188
Dividends reinvested under
dividend reinvestment plan (c)	$321	$372	$1,379	$1,539

PERFORMANCE RATIOS
Return on average equity	13.39%	3.22%	10.63%	6.95%
Return on average assets	1.49%	0.35%	1.12%	0.74%
Net interest margin (d)	4.50%	4.47%	4.43%	4.49%
Efficiency ratio (e)	66.40%	64.30%	70.47%	70.48%
Average earning assets (in 000's)	$963,707	$951,037	$997,385	$946,403

(a) Total dividends paid as a percentage of net income.
(b) Shares purchased from OVBC.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2018	2017	2018	2017
Interest income:
Interest and fees on loans	$11,231	$10,772	$44,365	$42,182
Interest and dividends on securities	851	768	3,224	2,944
Interest on interest-bearing deposits with banks	287	124	1,608	582
Total interest income	12,369	11,664	49,197	45,708
Interest expense:
Deposits	1,221	858	4,155	2,843
Borrowings	335	277	1,316	1,132
Total interest expense	1,556	1,135	5,471	3,975
Net interest income	10,813	10,529	43,726	41,733
Provision for loan losses	(656)	643	1,039	2,564
Noninterest income:
Service charges on deposit accounts	533	562	2,084	2,137
Trust fees	66	63	263	240
Income from bank owned life insurance and annuity assets	195	245	717	1,226
Mortgage banking income	117	101	342	265
Electronic refund check / deposit fees	13	25	1,579	1,692
Debit / credit card interchange income	926	870	3,662	3,376
Gain (loss) on other real estate owned	(634)	(95)	(559)	(189)
Other	181	157	850	688
Total noninterest income	1,397	1,928	8,938	9,435
Noninterest expense:
Salaries and employee benefits	5,411	5,281	22,191	20,809
Occupancy	418	439	1,754	1,770
Furniture and equipment	248	262	1,023	1,049
Professional fees	479	454	2,016	1,792
Marketing expense	(10)	249	777	1,034
FDIC insurance	79	99	447	465
Data processing	(65)	429	2,115	2,081
Software	373	384	1,533	1,486
Foreclosed assets	74	74	238	499
Amortization of intangibles	30	36	135	156
Other	1,146	429	5,197	5,468
Total noninterest expense	8,183	8,136	37,426	36,609
Income before income taxes	4,683	3,678	14,199	11,995
Income taxes	827	2,780	2,255	4,486
NET INCOME	$3,856	$898	$11,944	$7,509

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31,
	2018	2017
ASSETS
Cash and noninterest-bearing deposits with banks	$13,806	$12,664
Interest-bearing deposits with banks	57,374	61,909
Total cash and cash equivalents	71,180	74,573
Certificates of deposit in financial institutions	2,065	1,820
Securities available for sale	102,164	101,125
Securities held to maturity (estimated fair value: 2018 - $16,234; 2017 - $18,079)	15,816	17,581
Restricted investments in bank stocks	7,506	7,506
Total loans	777,052	769,319
Less: Allowance for loan losses	(6,728)	(7,499)
Net loans	770,324	761,820
Premises and equipment, net	14,855	13,281
Other real estate owned	430	1,574
Accrued interest receivable	2,638	2,503
Goodwill	7,371	7,371
Other intangible assets, net	379	514
Bank owned life insurance and annuity assets	29,392	28,675
Other assets	6,373	7,947
Total assets	$1,030,493	$1,026,290

LIABILITIES
Noninterest-bearing deposits	$237,821	$253,655
Interest-bearing deposits	608,883	603,069
Total deposits	846,704	856,724
Other borrowed funds	39,713	35,949
Subordinated debentures	8,500	8,500
Accrued liabilities	17,702	15,756
Total liabilities	912,619	916,929

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2018 - 5,400,065 shares issued; 2017 - 5,362,005 shares issued)	5,400	5,362
Additional paid-in capital	49,477	47,895
Retained earnings	80,844	72,694
Accumulated other comprehensive loss	(2,135)	(878)
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	117,874	109,361
Total liabilities and shareholders' equity	$1,030,493	$1,026,290